EXHIBIT 99.1

Washington Group International Reports Record Financial Results in 2006

Financial Highlights:

•             New work of $4.2 billion exceeded revenue for the year by $827 million.

•             Backlog at the end of the year was $5.6 billion, up 15 percent from 2005. Including long-term government and mining contracts, the company has more than $9.5 billion in contracted work to complete.

•             Revenue for the year was $3.4 billion, up 7 percent from 2005 revenue.

•             Net income rose 50 percent to a record $80.8 million, resulting in earnings of $2.64 per diluted share.

•             The company remains debt free. Cash, including restricted cash, totaled $297.6 million at year end.

•             The company continues to target double-digit growth in net income in 2007 and beyond and raises its guidance for 2007 new work, revenue, and backlog.

BOISE, Idaho (February 26, 2007)—Washington Group International, Inc. (Nasdaq: WGII) today announced financial results for its fourth quarter and fiscal year ended December 29, 2006.

“Washington Group International had a strong year in 2006,” said Stephen G. Hanks, president and chief executive officer. “Our net income rose 50 percent to $80.8 million, or $2.64 per diluted share, due in part to significant performance-based incentive awards resulting from our superior project performance. Also, because we continue to project increasing levels of taxable income, our 2006 results include a $10.8 million tax benefit associated with previously unrecognized foreign tax credits.

“New work totaled $4.2 billion reflecting strength in power, oil and gas, industrial services, contract mining, and facility management. Our reported backlog increased 15 percent to $5.6 billion. Including long-term government and mining contracts, we have $9.5 billion of work to complete, and approximately 80 percent of it is cost reimbursable, which should enable us to deliver consistent earnings.”

The year was marked by significant new awards in key strategic markets. The Industrial/Process Business Unit’s $1.3 billion in new work awards enhanced the company’s position in the oil and gas sector, established new clients in the industrial sector, and expanded the footprint of sites internationally for facility-management clients. The Power Business Unit exceeded $1.0 billion in new work for the second year in a row, with awards in clean air, front-end-design work on new-generation programs, and programs associated with the nuclear renaissance. During the year, the company also maintained its strong relationship with federal government customers and was awarded a major mining project in

Jamaica. The markets remain robust, especially in oil and gas, power, and mining. Since year end, the company has been awarded nearly $2 billion in new programs, which will be reflected in new work and backlog later in the year.

Net income of $80.8 million is a record for the corporation and reflects a 50 percent increase over 2005.

“Since the company’s reorganization in 2002, net income has increased at a compound annual growth rate of 39 percent,” Hanks said.

Fourth Quarter

During the 2006 fourth quarter, the Energy & Environment, Defense, and Power business units continued to perform very well. The company reported new work of $1.4 billion. New work in the quarter was up 28 percent or $299 million when compared to the 2005 fourth quarter. Key awards booked in the quarter included a cement-manufacturing plant project in the Midwest, a U.S. oil and gas project, and added scope on government programs including the Idaho Cleanup Project and chemical demilitarization projects.

Revenue for the quarter of $855.3 million was down slightly from $899.4 million in the 2005 fourth quarter. The drop was primarily associated with work in Iraq declining to $81.5 million in 2006 from $101.6 million in 2005.

While operating income of $26.5 million was essentially unchanged from 2005, losses associated with three highway projects were $32.6 million less in 2006 compared to 2005. During the quarter, an additional charge of $14.1 million was recognized on one of the Southwest highway projects due to cost increases and owner-directed changes. This charge was partially offset by a change order of $10.8 million received on one of the other highway projects. However, a number of other factors substantially offset this increase in operating income. The prior year included a curtailment gain associated with changes in the company’s pension and post-retirement benefit plans, earnings associated with three steam generator replacements, and a gain due to an adjustment to demolition liabilities at MIBRAG. Lastly, earnings from work in Iraq were lower in 2006 compared to 2005.

The results in the quarter also reflect $15.9 million of tax benefits primarily from the ability to now utilize foreign tax credits based on projected future earnings. Approximately $5 million of these benefits were generated in 2006, and the company believes similar benefits should recur on an annual basis in the future. Net income for the quarter was $28.9 million, or $0.95 per diluted share, up more than 40 percent from net income of $20.4 million, or $0.67 per diluted share, in the 2005 fourth quarter.

2006 Corporate Performance

The company reported new work of $4.2 billion, about the same as in 2005. The Power Business Unit recorded new work in excess of $1.1 billion. The awards included significant programs for clean-air projects, nuclear plant modification, and design engineering programs for new-generation facilities including nuclear sites. New work in the Industrial/Process Business Unit more than doubled to more than $1.2 billion, driven by a major industrial program for a cement-manufacturing facility, key awards in the oil and gas sector, and additional facility-management work including additional international sites. The Mining Business Unit was awarded significant bauxite mining contracts in Jamaica. New awards for the Energy & Environment Business Unit primarily related to scope increases at existing sites and a key win at the Los Alamos National Laboratory. Several major procurements that were expected to be awarded by the Department of Energy in 2006 have been delayed until 2007. The Defense Business Unit recorded new work associated with additional funding at chemical-demilitarization facilities and international threat-reduction programs. New work for the U.S. Army Corps of Engineers in Iraq totaled $236 million for the year, compared to $350 million in 2005. Backlog grew $724.5 million — or 15 percent — to $5.6 billion, representing the fourth consecutive year of growth.

Revenue for the year of $3.4 billion represents 7 percent growth over 2005. Industrial/Process, Power, Energy & Environment, and Defense experienced revenue growth during the year, while Mining was flat and Infrastructure posted a modest decline.

Operating income in 2006 benefited from strong performance from the Energy & Environment Business Unit, which was driven by performance incentives related to exceptional performance at the Savannah River Site project. During the year, the Infrastructure Business Unit recorded a loss of $20.4 million compared to a loss of $80.2 million in 2005. Included in the results is a $42.2 million loss associated with three highway projects in the Southwest. However, the charges were $57.4 million less than in 2005. The company’s share of change orders and claims that have been submitted to clients total approximately $80 million, with another $17.8 million in process and more to come. The charges were due to cost increases and owner-directed changes that have not yet been compensated. Negotiations with the clients continue on these claims. Earnings from Middle East projects remained strong at $43.6 million compared to $50.9 million in 2005. A significant reduction in Iraq work is anticipated in 2007.

Net income for the year rose 50 percent to $80.8 million, or $2.64 per diluted share, compared to net income of $53.9 million, or $1.77 per diluted share, in 2005. The ability to utilize foreign tax credits contributed to a lower tax charge that added $15.9 million to net income in the quarter and year.

The company again received a clean opinion from independent auditors on management’s assessment of Sarbanes-Oxley internal controls over financial reporting.

2006 Business Unit Performance

Energy & Environment:  New work was $540.1 million compared to $987.8 million in 2005. The key reason for the decline was the Idaho Cleanup Project accounted for $150.9 million in new work in 2006, compared to $620.6 million booked in 2005 when the project was awarded and the initial two-year backlog on this seven-year program was recorded. In addition to new work associated with incremental funding at existing sites, the business unit was part of a consortium that was awarded the operations and management of the Los Alamos National Laboratory. Also, during the year, the business unit received two significant contract extensions at the Savannah River Site in Aiken, S.C., for up to 18 months and an extension of up to 12 months at the DOE site in West Valley, New York. Once the negotiations on the terms of the extensions are concluded, these contracts will be reflected in new work during 2007 as agency programs. Backlog declined by $237.1 million to $628.7 million at the end of 2006.

Revenue for 2006 increased $170.9 million or 28 percent to $773.7 million. The key drivers were the Idaho Cleanup Project reflecting a full year of activity, as compared to only eight months in 2005; achieving performance incentives at the Savannah River Site; and increases in Iraq activity in this business unit.

Operating income increased 41 percent, or $27.6 million, to $94.4 million. Achieving critical milestones at the Savannah River Site accounted for the significant improvement in earnings, combined with the favorable impact associated with last year’s acquisition of British Nuclear Fuels’ interest in Westinghouse Government Services.

Defense:  New work of $539.1 million was down $137.4 million from $676.5 million in 2005. New work was primarily for incremental funding associated with domestic chemical-demilitarization projects and a threat-reduction program in the former Soviet Union. Backlog declined modestly from $990.4 million to $953.6 million.

Revenue for 2006 increased $20.2 million, or 4 percent, to $576.0 million. However, operating income declined by $9.4 million to $50.3 million. Operating income in 2005 reflected the benefits of a performance incentive associated with the closeout of a chemical-demilitarization site contract and a claim settlement on an old project in Florida.

Mining:  New work for the year of $364.9 million was up 17 percent over the $311.7 million new work in 2005, benefiting from new bauxite mining contracts in Jamaica. Over the past four years,

mining has added over $1.0 billion in new work associated with contract mining. Backlog increased 30 percent to $733.3 million.

Revenue for 2006 was relatively flat at $166.9 million compared to $171.1 million in 2005. As recent new contract mining awards ramped up, they were offset by the completion of a copper project and a gold project in the United States. Operating income for 2006 of $18.1 million was $10.2 million lower than the $28.3 million in 2005. Income for MIBRAG, the coal-mining joint venture in Germany, was up slightly over last year. However, cost escalation associated with operating expenses and equipment repair and maintenance on contracts booked in prior years was above estimates, resulting in an operating loss in contract mining. Recent renegotiations of mining contracts to include cost escalation indices for operating supplies, including fuel, spare parts, and tires, should result in improved operating income for 2007.

Power:  New work for the year of $1.1 billion was up 12 percent over the $1.0 billion in 2005. It includes several clean-air contracts to modify power plants and significant engineering awards for a new-generation plant in Arizona and a uranium-enrichment facility in New Mexico. Backlog increased 36 percent to $1.3 billion.

Revenue for 2006 increased $25.2 million, or 3 percent, to $791.3 million. New engineering projects and an increase in scope on a new-generation project in Puerto Rico offset declines in projects in Iraq. Revenue should accelerate as record backlog converts to revenue over the next several years.

Operating income for 2006 was $45.9 million compared to $78.4 million in 2005. This decline was anticipated as the business unit benefited in 2005 from an $18.0 million claim settlement on an old international power project in the Middle East, and work in Iraq continued to decline. Iraq work contributed $21.6 million in 2006 compared to $30.1 million in 2005. Finally, 2006 results did not include any steam generator replacements at nuclear plants, whereas three of those projects contributed to Power’s profitability in 2005, and two replacements will occur in 2007.

Infrastructure:  The Infrastructure Business Unit is continuing to shift to a lower risk business model with the organization focusing on engineering, project management, construction management, operations and maintenance, federal programs, and negotiated design-build projects. Consequently, new work declined in the year to $399.5 million, down $194.1 million from the $593.6 million in 2005. New work included additional funding on a dam project in the Midwest, significant professional services awards, and an international project for the federal government. New work for projects in Iraq declined to $75 million from $112 million due to the anticipated winding down of work in that region. Backlog at year end was $799.6 million with approximately 17 percent associated with the Southwest highway projects and the remaining balance being 60 percent cost reimbursable.

Revenue of $577.9 million represents an $87.3 million decrease compared to the $665.2 million in 2005. This was mainly attributable to the decline in revenue associated with projects in the Middle East from $110.7 million in 2005 to $73.5 million in 2006 and the completion of the construction portion of a light rail project on the East Coast.

Infrastructure reported an operating loss of $20.4 million in 2006 compared to a loss of $80.2 million in 2005. Projects in the Middle East generated earnings of $16.2 million, down from $18.9 million in the prior year. In addition, the business unit recognized net charges totaling $42.2 million on three highway projects in the year compared to charges of $99.6 million in 2005 on these projects. The company’s share of pending change orders and claims submitted on the three Southwest highway projects to date totals approximately $80 million; and an additional $17.8 million in change orders and claims are in process and more will be prepared as a result of these cost increases. It is impossible to predict the timing and amount of recoveries on these change orders and claims. If not for the losses on these programs, the business unit’s operating income for 2006 was $21.8 million on revenue of $446 million. Operating income included $9.1 million associated with successful negotiations for change orders on two projects.

Industrial/Process:  Expenses associated with growing the business over the last two years resulted in new work more than doubling to $1.3 billion. Backlog increased by $739.9 million to $1.2 billion. The growth was driven by awards in the oil and gas sector, expansion of facilities management to additional sites internationally, and a $473 million industrial services contract for one of the world’s largest cement manufacturing facilities.

Revenue increased by $86.4 million, or 20 percent, to $511.0 million. Operating income was $7.8 million, up $4.8 million from $3.0 million in 2005. Operating income in 2006 was impacted by business unit investments in the oil and gas market, including expanding its oil and gas operations in Houston, increasing its workforce internationally, establishing a full-service engineering office in Doha, Qatar, and investing heavily in proposals and business development due to a robust prospect pipeline.

2007 Guidance

“For the full-year 2007, we target growth in net income of more than 10 percent over 2006, excluding the benefit of any claim recoveries,” Hanks said. “And we are raising our new work, backlog, and revenue guidance for 2007. With robust new work in 2007, we will be well-positioned for strong double-digit growth in net income in 2008 and beyond.”

New Work & Backlog:  The Power Business Unit continues to experience strong market conditions for clean-air plant modification and new-generation projects and is seeing increasing interest in new-nuclear programs. Nearly $1 billion in new work and verbal awards since year end and a strong pipeline should result in significant bookings during 2007. The company also expects the Industrial/Process Business Unit’s oil and gas and facilities-management markets to remain strong. Mega projects dominate the landscape in the oil and gas arena, and based on timing of awards on more than $5 billion of identified projects, this business unit could book significant new work during 2007. Mining stands to benefit from continued strong demand for coal, metals, and industrial minerals. Negotiations are currently in progress for some significant new mining programs, one of which has already been awarded, and additional new awards could materialize during the year. Although the procurement dates for several projects associated with the DOE may occur later in the year than previously anticipated, the Energy & Environment Business Unit remains well-positioned for contracts in environmental remediation, nuclear operations, and laboratory site management. The Infrastructure Business Unit is gaining traction through its focus on its low-risk business model and is anticipating growth in new work in 2007. New work from Middle East projects is expected to decline significantly from the $236 million booked in 2006. Based on the strong pipeline and new awards since year end, new work guidance has been increased from $4.2-$4.6 billion to $4.8-$5.2 billion.

Revenue:  The strong backlog position is setting the stage for revenue growth in 2007, with growth especially strong in the Power and Industrial/Process business units. The growth in new work awards will result in higher revenue in 2007. Revenue guidance is being raised from $3.6-$4.0 billion to $3.7-$4.1 billion, which represents double-digit growth over 2006 revenue.

Net Income:  Washington Group should have another year of continued growth in net income, even though the significant performance-based incentive awards in 2006 for achieving key milestones at the Savannah River Site will not recur in 2007; work in the Middle East will be significantly lower in 2007; and foreign tax credit benefits will be substantially lower. The Infrastructure Business Unit is expected to show improvement in profitability with the fixed-price highway projects scheduled for completion during 2007 and early 2008. The Industrial/Process Business Unit will benefit from growth in oil and gas, facilities management, and industrial services. The Mining Business Unit should benefit from improved performance as a result of the renegotiation of contracts and new awards. The Power Business Unit’s earnings should improve despite a significantly lower contribution from work in the Middle East. The Defense and Energy & Environment business units are expected to turn in strong results in 2007. Net income guidance for 2007 is $80-$90 million, or $2.60-$2.92 per diluted share, excluding the benefits of any claim recoveries. The company currently believes the higher end of the range is the most likely outcome.

The company is updating its 2007 guidance as depicted in the following table:

Financial Guidance

	2006	2007 Guidance
	Actual	Current	Revised
Backlog (at year-end)	$5.6 billion	$6.0 - $6.4 billion	$6.5 - $6.9 billion
New Work	$4.2 billion	$4.2 - $4.6 billion	$4.8 - $5.2 billion
Revenue	$3.4 billion	$3.6 - $4.0 billion	$3.7 - $4.1 billion
Net Income	$80.8 million	$80 - $90 million	$80 - $90 million
Diluted EPS	$2.64	$2.60 - $2.92	$2.60 - $2.92

Investor Conference Call

Washington Group International will host an investor conference call to discuss 2006 results and outlook on Tuesday, February 27, at 11 a.m. Eastern Time. The company will provide a webcast of its call live over the Internet at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download streaming media software. An online archive will be made available a few hours following the end of the live call.

About the Company

Washington Group International (Nasdaq: WGII) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2006.

Investor Contact                                                                              Media Contact

Earl Ward                                                                                         Laurie Spiegelberg

Washington Group International, Inc.                                        Washington Group International, Inc.

208-386-5698                                                                                  208-386-5255

earl.ward@wgint.com          laurie.spiegelberg@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Year Ended
	December 29, 2006	December 30, 2005*	December 29, 2006	December 30, 2005*
	(In thousands except per share data)
Revenue	$855,329	$899,440	$3,398,082	$3,188,454
Cost of revenue	(815,440)	(863,322)	(3,242,290)	(3,062,100)
Gross profit	39,889	36,118	155,792	126,354
Equity in income of unconsolidated affiliates	6,679	10,308	35,816	29,596
General and administrative expenses	(20,087)	(18,916)	(75,728)	(63,823)
Other operating income, net	─	─	16	─
Operating income	26,481	27,510	115,896	92,127
Interest income	2,427	2,298	10,533	8,257
Interest expense	(1,332)	(1,730)	(6,216)	(9,955)
Write-off of deferred financing fees	─	─	(5,063)	(3,588)
Other non-operating expense, net	(454)	(1)	(522)	(551)
Income before income taxes and minority interests	27,122	28,077	114,628	86,290
Income tax benefit (expense)	4,712	(6,953)	(30,590)	(27,021)
Minority interests in income of consolidated subsidiaries	(2,961)	(723)	(3,192)	(5,409)

Net income	$28,873	$20,401	$80,846	$53,860
Income per share:
Basic	$1.01	$0.78	$2.83	$2.07
Diluted	0.95	0.67	2.64	1.77
Shares used to compute income per share:
Basic	28,503	26,451	28,605	26,037
Diluted	30,392	30,697	30,608	30,408

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 29, 2006	December 30, 2005*
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$232,096	$237,706
Restricted cash	65,475	52,533
Accounts receivable, including retentions of $16,443 and $22,849, respectively	358,957	275,623
Unbilled receivables	268,829	256,090
Investments in and advances to construction joint ventures	44,333	56,668
Deferred income taxes	106,681	107,798
Other	48,789	41,202
Total current assets	1,125,160	1,027,620

Investments and other assets
Investments in unconsolidated affiliates	113,953	172,448
Goodwill	97,076	162,270
Deferred income taxes	227,901	142,525
Other assets	38,005	59,362
Total investments and other assets	476,935	536,605

Property and equipment
Construction and mining equipment	162,776	121,109
Other equipment and fixtures	50,642	40,415
Buildings and improvements	12,781	12,575
Land and improvements	584	2,403
Total property and equipment	226,783	176,502
Less accumulated depreciation	(96,554)	(75,748)
Property and equipment, net	130,229	100,754

Total assets	$1,732,324	$1,664,979

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (continued)
(UNAUDITED)

	December 29, 2006	December 30, 2005*
	(In thousands except per share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $26,423 and $32,127, respectively	$335,045	$253,559
Billings in excess of cost and estimated earnings on uncompleted contracts	152,109	239,106
Accrued salaries, wages and benefits, including compensated absences of $53,695 and $49,578, respectively	192,307	165,062
Other accrued liabilities	38,563	46,639
Total current liabilities	718,024	704,366

Non-current liabilities
Self-insurance reserves	68,392	66,933
Pension and post-retirement benefit obligations	87,449	92,210
Other non-current liabilities	50,263	38,801
Total non-current liabilities	206,104	197,944

Contingencies and commitments

Minority interests	9,947	5,578

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	─	─
Common stock, par value $.01 per share, 100,000 shares authorized; 30,001 and 26,870 shares issued, respectively	300	269
Capital in excess of par value	669,663	574,094
Stock purchase warrants	─	15,104
Retained earnings	183,492	157,239
Treasury stock, 1,159 and 32 shares, respectively, at cost	(67,251)	(1,307)
Unearned compensation — restricted stock	(8,385)	(4,233)
Accumulated other comprehensive income	20,430	15,925
Total stockholders’ equity	798,249	757,091

Total liabilities and stockholders’ equity	$1,732,324	$1,664,979

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended
	December 29, 2006	December 30, 2005*
	(In thousands)
Operating activities
Net income	$80,846	$53,860
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(2,872)	(2,740)
Depreciation of property and equipment	31,105	21,880
Amortization and write-off of deferred financing fees	6,623	6,300
Amortization of intangible assets	13,862	─
Non-cash income tax expense	25,903	23,766
Stock-based compensation	11,319	9,651
Minority interests in income of consolidated subsidiaries, net of tax	3,192	5,409
Equity in income of unconsolidated affiliates, less dividends received	(16,113)	(14,038)
Self-insurance reserves	1,459	(1,013)
Excess tax benefits from exercise of stock options	(6,710)	(5,033)
Other	(7,922)	(7,850)
Changes in other assets and liabilities, net of acquisitions
Accounts receivable and unbilled receivables	(94,164)	(69,481)
Investments in and advances to construction joint ventures	(11,249)	12,312
Other current assets	(4,527)	15,747
Accounts payable and subcontracts payable, accrued salaries, wages and benefits and other accrued liabilities	110,855	61,209
Billings in excess of cost and estimated earnings	(63,413)	(9,822)
Net cash provided by operating activities	78,194	100,157
Investing activities
Property and equipment additions	(64,392)	(63,192)
Property and equipment disposals	8,735	12,965
Business acquisition, net of cash acquired of $563	(6,103)	─
Purchase of short-term investments	─	(74,900)
Sales of short-term investments	─	105,100
Acquisition of minority interest	─	(29,057)
Decrease (increase) in restricted cash	(12,942)	9,016
Net cash used by investing activities	(74,702)	(40,068)
Financing activities
Payment of financing fees	─	(4,577)
Payoff of loan assumed in business acquisition	(1,668)	─
Distributions to minority interests, net	(866)	(4,379)
Proceeds from exercise of stock options and warrants	88,266	29,927
Purchase of warrants and treasury stock	(101,544)	(72,916)
Excess tax benefits from exercise of stock options	6,710	5,033
Net cash used by financing activities	(9,102)	(46,912)
Increase (decrease) in cash and cash equivalents	(5,610)	13,177
Cash and cash equivalents at beginning of year	237,706	224,529

Cash and cash equivalents at end of year	$232,096	$237,706

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended		Year Ended
Revenue (In millions)	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Power	$210.7	$244.9	$791.3	$766.1
Infrastructure	141.0	150.6	577.9	665.2
Mining	46.2	40.8	166.9	171.1
Industrial/Process	139.6	124.8	511.0	424.6
Defense	137.1	141.3	576.0	555.8
Energy & Environment	181.2	196.2	773.7	602.8
Intersegment, eliminations and other	(0.5)	0.8	1.3	2.9
Total revenue	$855.3	$899.4	$3,398.1	$3,188.5

	Three Months Ended		Year Ended
Operating income (loss) (In millions)	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005*

Power	$12.0	$20.9	$45.9	$78.4
Infrastructure	(2.3)	(30.0)	(20.4)	(80.2)
Mining	2.9	7.3	18.1	28.3
Industrial/Process	4.0	0.4	7.8	3.0
Defense	15.0	17.3	50.3	59.7
Energy & Environment	16.6	28.3	94.4	66.8
Intersegment and other unallocated operating costs	(1.6)	2.2	(4.5)	(0.1)
General and administrative costs	(20.1)	(18.9)	(75.7)	(63.8)
Total operating income	$26.5	$27.5	$115.9	$92.1

	Three Months Ended		Year Ended
New work (In millions)	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005

Power	$194.9	$273.1	$1,128.5	$1,003.8
Infrastructure	48.5	74.5	399.5	593.6
Mining	63.1	21.5	364.9	311.7
Industrial/Process	763.7	313.3	1,251.6	619.5
Defense	199.1	251.1	539.1	676.5
Energy & Environment	87.2	122.7	540.1	987.8
Other	(0.5)	0.8	1.3	2.8
Total new work	$1,356.0	$1,057.0	$4,225.0	$4,195.7

Backlog (In millions)		December 29, 2006	September 29, 2006	December 30, 2005
Power		$1,262.0	$1,277.9	$924.9
Infrastructure		799.6	892.5	1,046.1
Mining		733.3	721.7	565.4
Industrial/Process		1,227.6	603.6	487.7
Defense		953.6	891.7	990.4
Energy & Environment		628.7	723.4	865.8
Total backlog		$5,604.8	$5,110.8	$4,880.3

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)
(Unaudited)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see “Reconciliation of EBITDA to Net Cash Provided by Operating Activities” below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

	Three Months Ended		Year Ended
	December 29, 2006	December 30, 2005*	December 29, 2006	December 30, 2005*
	(In millions)
Net income	$28.9	$20.4	$80.8	$53.9
Taxes	(4.7)	7.0	30.6	27.0
Interest expense (a)	1.4	1.7	11.3	13.5
Depreciation and amortization (b)	11.6	7.2	45.0	21.9
Total	$37.2	$36.3	$167.7	$116.3

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

(a)             Includes write-off of deferred financing fees of $5.1 million for the year ended December 29, 2006 and $3.6 million for the year ended December 30, 2005.

(b)            Includes $13.9 million of amortization of intangible assets for the year ended December 29, 2006, which will decline to approximately $4.4 million in 2007.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(UNAUDITED)

We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented.

	Three Months Ended		Year Ended
	December 29, 2006	December 30, 2005*	December 29, 2006	December 30, 2005*
	(In millions)
EBITDA	$37.2	$36.3	$167.7	$116.3
Interest expense (a)	(1.4)	(1.7)	(11.3)	(13.5)
Tax expense	4.7	(7.0)	(30.6)	(27.0)
Cash paid for reorganization items	(1.1)	(1.1)	(2.9)	(2.7)
Amortization and write off of deferred financing fees	0.2	0.6	6.6	6.3
Non-cash income tax expense	0.3	4.6	25.9	23.8
Minority interests in income of consolidated subsidiaries, net of tax	2.9	0.7	3.2	5.4
Equity in income of unconsolidated affiliates, less dividends received	(0.2)	(6.5)	(16.1)	(14.0)
Excess tax benefits from exercise of stock options	(11.4)	(0.8)	(6.7)	(5.0)
Stock-based compensation	3.1	4.0	11.3	9.6
Changes in net operating assets and liabilities and other	40.8	75.5	(68.9)	1.0
Net cash provided by operating activities	$75.1	$104.6	$78.2	$100.2
Net cash provided by operating activities for the year ended December 29, 2006	$78.2
Less: Net cash provided by operating activities for the nine months ended September 29, 2006	3.1
Net cash provided by operating activities for the three months ended December 29, 2006	$75.1
Net cash provided by operating activities for the year ended December 30, 2005		$100.2
Less: Net cash used by operating activities for the nine months ended September 30, 2005		(4.4)
Net cash provided by operating activities for the three months ended December 30, 2005		$104.6

*                    Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

(a)             Includes write-off of deferred financing fees of $5.1 million for the year ended December 29, 2006 and $3.6 million for the year ended December 30, 2005.